In the office of Dean Heller Secretary of State	FILED # C29353 01 Nov 06 2003 In the Office of Dean Heller, Secretary of State

CERTIFICATE OF FORWARD STOCK SPLIT
FOR
ALTUS EXPLORATION INC.

The undersigned Secretary and Director of ALTUS EXPLORATION INC., a Nevada corporation (the "Corporation"), hereby certifies for the purposes of Nevada Revised Statute 78.209 as follows:

  The Board of Directors of the Corporation has unanimously approved, by written consent, dated October 29th, 2003, eight (8) for one (1) forward stock split (the "Forward Stock Split") of the Corporation's authorized, issued and outstanding common stock.

  The total authorized number of shares of the Corporation before the effective date of the Forward Stock Split was Twenty-Five Million (25,000,000) shares of common stock with a par value of $0.001.

  The total authorized number of shares after the effective date of the Forward Stock Split shall be Two Hundred Million (200,000,000) shares of common stock with a par value of $0.001.

  The Corporation shall issue eight (8) shares of common stock in exchange for every one (1) share of common stock issued and outstanding immediately prior to the effective date of the Forward Stock Split.

  The approval of the stockholders of the Corporation is not required to effect the Forward Stock Split.

  The Forward Stock Split shall be effective on the date that this Certificate is filed with the Nevada Secretary of State.

Dated this 3rd day of November, 2003.

/s/ Andrew Stewart ANDREW STEWART SECRETARY AND DIRECTOR

This instrument was acknowledged before me on November 3, 2003, by ANDREW STEWART, known or proved to be the person executing the above instrument.

/s/ William L. Macdonald
WILLIAM L. MACDONALD
A Notary Public in and for the Province of British Columbia

WILLIAM L. MacDONALD Barrister & Solicitor 800-885 WEST GEORGIA STREET VANCOUVER, B.C. V6C 3H1 TELEPHONE (604) 687-5700